UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 8, 2004
(Date of earliest event reported)

UAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 East Algonquin Road, Elk Grove Township, Illinois 60007
(Address of principal executive offices)

(847) 700-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 1, 2004, the Waiver and Eighth Amendment, dated as of July 22, 2004 (the "Amendment"), to the Revolving Credit, Term Loan and Guaranty Agreement, dated as of December 24, 2002 (as amended, modified or supplemented, and as in effect on the date hereof, the "Credit Agreement"), became effective among United Air Lines, Inc. (the "Borrower"), a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, UAL Corporation, the parent company of the Borrower (the "Parent"), and all of the direct and indirect subsidiaries of the Borrower and the Parent signatory thereto (the "Subsidiaries" and together with the Parent, each a "Guarantor" and collectively the "Guarantors," and each a debtor and a debtor-in-possession in the case pending under Chapter 11 of the Bankruptcy Code), JPMorgan Chase Bank ("JPMorgan Chase"), Citicorp USA, Inc. ("CUSA"), Bank One, NA ("Bank One"), The CIT Group/Business Credit, Inc. ("CIT Group"), and each of the other financial institutions from time to time party thereto (including the New Lenders as defined in the Amendment and, together with JPMorgan Chase, CUSA, Bank One and CIT Group, the "Lenders"). The Borrower intends to use the proceeds from the Amendment for working capital and other general corporate purposes.

The Amendment extends the maturity date of the Credit Agreement from December 31, 2004 to June 30, 2005 (subject to extension to September 30, 2005 by an affirmative vote of the Lenders as permitted by the Credit Agreement) and increases the term loan under the Credit Agreement from $300 million to $800 million, restoring the total commitment to $1 billion. The Borrower and the Guarantors became obligated on this direct financial obligation on September 1, 2004. The Amendment reduces the interest rate under the Credit Agreement from LIBOR + 550 basis points to LIBOR + 500 basis points, with a 300 basis point LIBOR floor, and contains a corresponding reduction in alternate base rate priced loans and letter of credit fees. The Amendment also provides a permitted "overadvance" of $300 million on the borrowing base under the Credit Agreement.

The Amendment increases the amount of indebtedness that can be secured by liens or letters of credit in connection with fuel hedging or similar agreements (as described in the Credit Agreement) from $50 million to $125 million plus the aggregate amount of cash received by the Borrower upon any sale or other disposition of any of the Borrower's ownership interests in certain subsidiaries.

The Amendment amends certain covenants under the Credit Agreement, including (a) an increase in the minimum of unrestricted cash and cash equivalents that is required at all times from $300 million to $600 million; (b) an increase in the maximum aggregate Capital Expenditures (as defined in the Credit Agreement); and (c) the adjustment and extension of the EBITDAR covenants contained in the Credit Agreement (as defined therein). In addition, the Borrower, Guarantors and Lenders agreed to a covenant in the Amendment that prohibits the Borrower and Guarantors from making any payments not materially consistent with its July 2004 business plan (as it may be modified with appropriate Lender consent).

Pursuant to the terms of the Credit Agreement, the obligations of the Borrower and the Guarantors may be accelerated upon the occurrence and continuation of an Event of Default (as defined in the Credit Agreement). Such events include the following: (i) the failure to make principal, interest or fee payments when due (beyond applicable grace periods); (ii) the failure to observe and perform covenants (including financial covenants and negative covenants regarding liens, indebtedness and dispositions of assets), conditions and agreements contained in the Credit Agreement; (iii) any representation or warranty made by the Borrower or any Guarantor in the Credit Agreement or related documents proves to be false or misleading in any material respect; and (iv) other customary events of default.

In connection with the Amendment, the Borrower agreed to pay certain fees to the Lenders in the aggregate amount of $6.75 million.

A copy of the Amendment is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibits	Description

4.1	Waiver and Eighth Amendment, dated as of July 22, 2004, to the Revolving Credit, Term Loan and Guaranty Agreement, dated as of December 24, 2002, among United Air Lines, Inc., UAL Corporation, all of the direct and indirect subsidiaries of United Air Lines, Inc. and UAL Corporation, JPMorgan Chase Bank, Citicorp USA, Inc., Bank One, NA, The CIT Group/Business Credit, Inc., and each of the other financial institutions from time to time party thereto.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/s/ Paul R. Lovejoy
Name:	Paul R. Lovejoy
Title:	Senior Vice President,
General Counsel and Secretary

Dated:  September 8, 2004